                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                GENENTECH, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required. (12 CFR Section 335.801(a))

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

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

         [LOGO]

                               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                             TO BE HELD ON
                                            APRIL 13, 1999

To the Stockholders of Genentech, Inc.:

     The Annual Meeting of the Stockholders (the "Annual Meeting") of Genentech, Inc., a Delaware corporation ("Genentech"), will be held at The Westin Hotel, 1 Old Bayshore Highway, Millbrae, California, on Tuesday, April 13, 1999, commencing at 10:00 a.m., local time, for the following purposes:

     (1) To elect three directors to the 2002 Class of the Board of Directors of Genentech, each for a term of three years.

     (2) To approve an amendment to Genentech's 1991 Employee Stock Plan.

     (3) To ratify the selection by the Board of Directors of Ernst & Young LLP as Genentech's independent auditors for the year ending December 31, 1999.

     (4) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February 16, 1999 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available at Genentech's headquarters, 1 DNA Way, South San Francisco, California 94080, for ten days before the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting, however, you are urged to authorize your proxy by following one of these steps as promptly as possible:

     (A) Complete, date, sign and return the enclosed Proxy Card (a postage-prepaid envelope is enclosed for that purpose); or

     (B) Vote via the internet (see the instructions on the enclosed Proxy
         Card); or

     (C) Vote via telephone (toll-free) in the United States and Canada (see the instructions on the enclosed Proxy Card).

     The internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered stockholder interested in voting via the internet or telephone are set forth on the enclosed Proxy Card.

     Any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a Proxy Card or voted via the internet or telephone.

                                          By Order of the Board of Directors

                                          STEPHEN G. JUELSGAARD
                                          Secretary

South San Francisco, California
March 2, 1999

                                GENENTECH, INC.
                                   1 DNA WAY
                         SOUTH SAN FRANCISCO, CA 94080
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 13, 1999
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The Board of Directors of Genentech, Inc. ("Genentech" or the "Company") hereby solicits your proxy for use at the Annual Meeting of Stockholders to be held on Tuesday, April 13, 1999 (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of Callable Putable Common Stock of Genentech, par value $0.02 per share ("Special Common Stock"), held in their names. The cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by Genentech. In addition, Genentech will reimburse brokerage firms and other persons representing beneficial owners of Special Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, internet and personal solicitation by directors, officers or other regular employees of Genentech. No additional compensation will be paid to directors, officers or other regular employees for such services. This Proxy Statement and accompanying Proxy Card will be mailed on or about March 2, 1999 to all stockholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

     Stockholders of record at the close of business on February 16, 1999 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, Genentech had outstanding 51,131,075 shares of Special Common Stock and 76,621,009 shares of Common Stock, par value $0.02 per share ("Common Stock"). Each holder of record of shares of Special Common Stock or Common Stock on the Record Date is entitled to one vote per share on each matter to be considered at the Annual Meeting. An affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required for approval of all matters being submitted to the stockholders for their consideration. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker nonvotes. Abstentions and broker nonvotes are each included in the number of shares present and voting. However, abstentions will be counted toward the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker nonvotes will not be counted for purposes of determining whether a proposal has been approved or not.

     Any stockholder giving a proxy has the power to revoke it any time before it is exercised, whether the proxy was given by telephone, via the internet or by returning the Proxy Card. The proxy may be revoked by filing with the Secretary of Genentech, at the principal executive office of Genentech, 1 DNA Way, South San Francisco, California 94080, a notice of revocation or a duly executed Proxy Card bearing a later date, or by making an authorized internet or telephone communication on a later date in accordance with the instructions on the enclosed Proxy Card. It may also be revoked by attendance at the Annual Meeting and voting in person.

RELATIONSHIP WITH ROCHE HOLDINGS, INC.

     On October 25, 1995 (the "Effective Date"), a wholly-owned subsidiary ("Merger Subsidiary") of Roche Holdings, Inc., a Delaware corporation ("Roche"), was merged with and into Genentech (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of May 23, 1995, as amended and restated, among Genentech, Roche and Merger Subsidiary (the "Merger Agreement"). Roche is a wholly-owned subsidiary of Roche Finance Ltd, a Swiss corporation, which is a wholly-owned subsidiary of Roche Holding Ltd, a Swiss corporation ("Roche Holding"). On the Effective Date, (i) each outstanding share of Common Stock, par value $.02 per share, of Genentech (other than shares of Common Stock held by Roche and its affiliates) was converted into one share of Special Common Stock, (ii) each outstanding share of Common Stock held by Roche and its affiliates was cancelled, and (iii) the outstanding common stock of Merger Subsidiary was converted into shares of Common Stock representing the same number of shares of Common Stock held by Roche and its affiliates immediately prior to the Merger. Immediately following the Merger, Roche and its affiliates owned 76,621,009 shares of Common Stock.

     On the Effective Date, Genentech's Certificate of Incorporation was amended to provide that in accordance with the terms of the Amended Governance Agreement (as defined below) Roche could cause Genentech to redeem the Special Common Stock at predetermined prices. During the quarter beginning January 1, 1999, the option price is $81.00 per share, and it increases on April 1, 1999 by $1.50 per share to $82.50 per share for the final quarter of the redemption period, which ends on June 30, 1999 (the "Call Rights"). In accordance with Genentech's Certificate of Incorporation, for 30 business days following the expiration of the redemption period or during the 60 business days following certain insolvency events involving Genentech (the "Put Period"), the stockholders will have the right to cause the purchase of none, some or all of their shares of Special Common Stock at $60.00 per share (the "Put Rights"). Genentech's obligation to redeem these shares is contingent upon the contribution by Roche of the necessary redemption funds.

     On the Effective Date, Genentech and Roche entered into the Amended and Restated Governance Agreement (the "Amended Governance Agreement"), which contains terms relating to the corporate governance of the Company after the Merger and the acquisition and disposition of securities of the Company by Roche and its affiliates. The Amended Governance Agreement provides that following the Put Period, the Board shall include two Roche designees, two officers of the Company and the remainder shall be "independent directors" (defined as individuals who are neither an officer of Genentech nor an employee, director, principal stockholder or partner of Roche, its affiliates or any entity (other than the Company and its subsidiaries) that was dependent on Roche or its affiliates for more than 10% of its revenues or earnings in the most recent fiscal year). Roche may also designate a number of such independent directors equal to its voting interest of Genentech capital stock times the total number of such independent directors. Prior to the end of the Put Period, Roche may not designate more than two representatives to the Board (currently Drs. Humer and Knowles) unless it acquires 100% ownership of Genentech. The Amended Governance Agreement required the establishment of a Nominations Committee with exclusive authority to nominate individuals to serve on the Board. The Nominations Committee must have at least one director designated by Roche, one director who is an officer of the Company and one independent director, and all nominations for members of the Board who are not then serving as directors must be unanimous, except for representatives designated by Roche pursuant to the terms of the Amended Governance Agreement. Roche also agreed to provide the funds necessary to satisfy the financial obligations regarding the Call Rights or the Put Rights, as applicable. Roche Holding unconditionally guaranteed Roche's payment obligations for the Put Rights under the terms of the Guaranty Agreement dated as of the Effective Date between Genentech and Roche Holding.

     The Amended Governance Agreement specifies that the approval of the directors of the Company designated by Roche under the Amended Governance Agreement is required for the acquisition, sale, lease, license or transfer of all or a substantial portion of the business or assets of the Company and certain issuances and redemptions of capital stock of the Company. In addition, the Amended Governance Agreement provides that the Company will not, except as provided in the License Agreement (as defined below), enter into any material licensing or marketing agreement for any products, processes, inventions or developments made by the Company or its subsidiaries unless the Company has first negotiated in good faith with Roche for not less than three nor more than six months with a view toward reaching a mutually beneficial licensing or marketing agreement.

     On the Effective Date, Genentech and F. Hoffmann-La Roche Ltd, a Swiss corporation ("HLR"), entered into an Agreement (the "License Agreement") granting HLR an option for ten years for licenses to use and sell certain of Genentech's products in non-U.S. markets. In the second quarter of 1997 and the second and fourth quarters of 1998, the Company and HLR agreed in principle to changes to the License Agreement. Key changes to the License Agreement are summarized as follows: (1) For future products, HLR may choose to exercise its option either when the Company determines to move a product into development, or at the end of Phase II clinical trials (as in the License Agreement). U.S. and European development costs will be shared (discontinuing the distinction regarding location or purpose of studies). (2) If HLR exercises its option at the development determination point, U.S. and European development costs will be shared 50/50. (3) If HLR exercises its option at the end of Phase II clinical trials, HLR will reimburse the Company for 50% of any development costs incurred, and subsequent U.S. and European development costs will be shared 75/25, HLR/Genentech. (4) For nerve growth factor (NGF), which HLR has already exercised its option to develop, prospective U.S. and European development costs will be shared 60/40, HLR/Genentech. (5) HLR has assumed development of Xubix(TM), an oral IIb/IIIa antagonist, globally on its own. The Company may subsequently opt-in and join development at any time up to 30 days after the New Drug Application ("NDA") approval for the first indication. The Company and HLR also agreed that if the Company chooses to opt-in, it will make a payment to HLR of $25 million, and it will reimburse HLR for 50% of the U.S. and European IIb/IIIa development costs incurred from May 1, 1997 to the opt-in date. HLR and Genentech will co-promote Xubix(TM) in the U.S. with a 60/40, Genentech/HLR, profit-sharing if the NDA approval for the first indication is for acute therapy or a 50/50 profit-sharing if the NDA approval for the first indication is for chronic therapy. If the Company does not opt-in, it will receive from HLR a 6% royalty on worldwide sales of Xubix(TM).

     In general, with respect to the Company's products, HLR pays a royalty of 12.5% until a product reaches $100 million in aggregate sales outside of the U.S., at which time the royalty rate on all sales increases to 15%. In addition, HLR has rights to, and pays the Company 20% royalties on, Canadian sales of Activase(R) (Alteplase, recombinant) tissue plasminogen activator, Protropin(R) (somatrem for injection) growth hormone, Nutropin(R) [somatropin (rDNA origin) for injection] growth hormone, Pulmozyme(R) (dornase alfa, recombinant) inhalation solution and Actimmune(R) (interferon gamma-1b); sales of Pulmozyme(R) inhalation solution outside of the U.S.; and sales of Rituxan(TM) (Rituximab) outside of the U.S., excluding Japan. HLR currently has the right to sell Pulmozyme(R) and pays royalties to the Company on such sales. The Company supplies its products to HLR, and has agreed to supply products for which HLR has exercised its option, for sales outside of the U.S. at cost plus 20%.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of December 31, 1998, certain information regarding all stockholders known by Genentech to be the beneficial owners of more than five percent of any class of Genentech's voting securities, according to Securities and Exchange Commission filings pursuant to Section 13(d) and
Section 13(g) of the Securities Exchange Act of 1934, as amended:

              NAME AND ADDRESS                   NUMBER                                PERCENT
             OF BENEFICIAL OWNER               OF SHARES              CLASS            OF CLASS
             -------------------               ----------             -----            --------
Roche Holdings, Inc. ........................  76,621,009      Common Stock               100%
  One Commerce Center, Suite 1050               6,426,200(1)   Special Common Stock      12.7%
  Wilmington, DE 19801
FMR Corp. ...................................   6,350,870(2)   Special Common Stock     12.58%
  82 Devonshire Street
  Boston, MA 02109

---------------
(1) Prior to July 1, 1999, Roche has the right under the Amended Governance Agreement to cause Genentech to redeem all outstanding shares of Special Common Stock if certain conditions are met. If the Special Common Stock has not been so redeemed, then for thirty (30) business days beginning

    July 1, 1999 (or for sixty (60) business days beginning on the occurrence of certain insolvency events involving Genentech), stockholders shall have the right to require the purchase of none, some or all of their Special Common Stock at a price of $60.00 per share.

(2) Includes 4,683,500 shares, or 9.27% of the class, beneficially owned as of December 31, 1998 by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of acting as an investment advisor to various investment companies.

STOCKHOLDER PROPOSALS

     1999 Annual Meeting. Notice of any stockholder proposal that is intended to be presented by such stockholder at Genentech's 1999 Annual Meeting must be received by the Secretary of the Company no later than the close of business on March 12, 1999, pursuant to the Company's Bylaws. The Bylaws require that notice of any stockholder proposal be received by the Secretary of the Company not less than 90 days prior to the meeting, unless fewer than 100 days' notice of the meeting date is given or made to stockholders, in which case notice of any stockholder proposal must be received not later than the close of business on the 10th day following the day on which notice of the meeting date was given (the "Bylaw Deadline"). Any notice of a stockholder proposal must set forth in writing as to each matter the stockholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (c) the class and number of shares of the Company that are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. Stockholders are advised to review the Company's Bylaws for the requirements regarding stockholder proposals.

     The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal at this year's Annual Meeting. Stockholders' proxies may confer discretionary authority to vote on any matter properly brought before the Annual Meeting, including any stockholder proposals received between the date of this Proxy Statement and the Bylaw Deadline for this year's Annual Meeting, which is March 12, 1999.

     2000 Annual Meeting. Notice of any stockholder proposal that is intended to be presented by such stockholder at Genentech's 2000 Annual Meeting and included in the Proxy Statement relating to that meeting must be received by the Secretary of the Company no later than November 3, 1999 in order that it may be considered for possible inclusion in the Proxy Statement and the form of Proxy Card relating to that meeting.

     With respect to a stockholder proposal that is not intended to be included in such Proxy Statement, if the Secretary of the Company does not receive notice of such stockholder proposal by January 17, 2000, stockholders' proxies may confer discretionary voting authority to the Company to vote proxies in the discretion of the proxy holders on that proposal even if it is not specifically reflected on the Proxy Card and stockholders have not had an opportunity to vote on it by proxy. If a stockholder wishes to present a proposal at the Company's 2000 Annual Meeting and the proposal is not intended to be included in the Proxy Statement relating to that meeting, the stockholder must give advance notice to the Company prior to the Bylaw Deadline for such meeting determined in accordance with the Bylaws, as described above. If a stockholder gives notice of such a proposal after the Bylaw Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. Stockholders are advised to review the Company's Bylaws for the requirements regarding stockholder proposals.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES

     Genentech has three classes of directors serving staggered three-year terms. The 2002 class consists of three directors, the 2001 class consists of five directors and the 2000 class consists of two directors. The 2002 class directors are to be elected at the Annual Meeting for three-year terms expiring on the date of the Annual Meeting in 2002 or until each such director's successor shall have been duly elected or appointed. It is intended that the shares represented by proxies will be voted for the election of Messrs. Munro, Smith and Tappan, each of whom is currently a member of the Board of Directors of Genentech, as the 2002 class directors, unless the proxy withholds authority to vote for any of them. Under the terms of the Amended Governance Agreement, Roche agreed that in connection with the election of directors it would vote any of its shares of Common Stock and Special Common Stock in proportion to the votes cast by the other holders of Special Common Stock; provided, however, Roche may cast all of its votes for any director nominee of Roche designated under the Amended Governance Agreement. Drs. Knowles and Humer were previously elected to the Board of Directors as Roche's nominees. The directors are elected by a plurality of the votes of the Common Stock and Special Common Stock, voting together as a single class, present in person or represented by proxy and entitled to vote at the Annual Meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE

     In the event any of such nominees becomes unable or unwilling to serve, the shares represented by the proxies will be voted for the election of the balance of those named and such other person as the Board of Directors may select. The Board of Directors has no reason to believe that any such nominee will be unable to serve.

     The following table sets forth the name and age (as of the date of the Annual Meeting) of each of the directors, the class to which each has been nominated for election or elected, their principal occupations at present, the positions and offices held by each with Genentech in addition to the position as a director, and the period during which each has served as a director of Genentech.

                                                                                              SERVED AS
                                                                                              DIRECTOR
               NAME                 AGE         PRINCIPAL OCCUPATION -- POSITION HELD           SINCE
               ----                 ---         -------------------------------------         ---------
2002 CLASS
J. Richard Munro..................  68    Chairman of the Board of Genentech                  1988
C. Thomas Smith, Jr...............  61    President and Chief Executive Officer of VHA, Inc.  1986
David S. Tappan, Jr...............  76    Director of Genentech                               1981
2001 CLASS
Franz B. Humer, Ph.D..............  52    Chief Executive Officer and Head of the             1995
                                          Pharmaceuticals Division, The Roche Group
Jonathan K.C. Knowles, Ph.D.......  51    President of Global Research, The Roche Group       1998
Arthur D. Levinson, Ph.D..........  49    President and Chief Executive Officer of Genentech  1995
Donald L. Murfin..................  55    General Partner of Chemicals and Materials          1980
                                          Enterprise Associates, L.P.
John T. Potts, Jr., M.D...........  67    Director of Research at Massachusetts General       1982
                                          Hospital and Distinguished Jackson Professor of
                                          Clinical Medicine at Harvard Medical School
2000 CLASS
Herbert W. Boyer, Ph.D............  62    Director of Genentech                               1976
Linda Fayne Levinson..............  57    Principal of Global Retail Partners, L.P. and       1992
                                          President of Fayne Levinson Associates

  2002 Class

     Mr. Munro was appointed Chairman of the Board of Genentech, effective January 1, 1997. Mr. Munro was Chairman of Time, Inc., a predecessor of Time Warner Inc., from 1986 to 1989 and its Chief Executive Officer from 1980 to 1989. Mr. Munro is also a director of Mobil Corporation, Kellogg Company, K Mart Corporation and Sensorimatic Electronics Corporation. Mr. Munro is a member of the National Coalition of AIDS Research (Washington, D.C.), the Counsel on Foreign Relations and the Points of Light Foundation, a director of the United Negro College Fund, and a trustee of Teacher's College, Columbia University and the Salisbury School.

     Mr. Smith has been President and Chief Executive Officer of VHA, Inc. ("VHA"), an alliance of 1,850 healthcare organizations in 48 states, since 1991. Mr. Smith served as President of Yale-New Haven Health Services, the primary teaching affiliate of Yale University Medical School, from 1977 to 1991. Mr. Smith is a former Chairman of the Board of Trustees of the American Hospital Association, and serves on the Boards of VHA, Novation, LLC ("Novation"), the Jackson Hole Group and the Healthcare Leadership Council.

     Mr. Tappan served as Chairman of the Board of Fluor Corporation ("Fluor"), an international engineering, construction and technical services company, from 1984 through 1990, at which time he retired. Mr. Tappan was Chief Executive Officer of Fluor from 1984 to 1990. Mr. Tappan is also a director of Advanced Tissue Sciences, Inc. and Allianz Insurance Company. He is a member of the Board of Trustees of the University of Southern California and The Scripps Research Institute Board of Trustees.

  2001 Class

     Dr. Humer joined The Roche Group in the spring of 1995 as the Head of its Pharmaceuticals Division and became Chief Executive Officer of The Roche Group in January 1998. He is also a member of the Board of Directors and Chairman of the Executive Committee of The Roche Group. Prior to joining The Roche Group, Dr. Humer was an Executive Director and Chief Operating Officer of Glaxo Holdings, a United Kingdom public limited company. Dr. Humer also serves as a director of Cadbury Schweppes p.l.c. Pursuant to the Amended Governance Agreement, Dr. Humer is a designee of Roche.

     Dr. Knowles joined The Roche Group as President of Global Research in September 1997. In January 1998, he became a member of the Executive Committee of The Roche Group. Prior to joining The Roche Group, Dr. Knowles served as the Director of Research for Europe of Glaxo from 1995 and served as the Director of the Geneva Institute of Glaxo from 1989 to 1995. Pursuant to the Amended Governance Agreement, Dr. Knowles is a designee of Roche.

     Dr. Levinson was elected President and Chief Executive Officer and a director of the Company in July 1995. Since joining the Company in 1980, Dr. Levinson has been a Senior Scientist, Staff Scientist and the Director of the Company's Cell Genetics Department. Dr. Levinson was appointed Vice President of Research Technology in April 1989, Vice President of Research in May 1990 and Senior Vice President in January 1993. Dr. Levinson was formerly on the editorial boards of "Molecular Biology and Medicine" and "Molecular and Cellular Biology," and is active in the American Society of Microbiology, the New York Academy of Sciences, the American Association for the Advancement of Science, and the American Society for Biochemistry and Molecular Biology. From 1977 to 1980, Dr. Levinson was a Postdoctoral Fellow in the Department of Microbiology at the University of California, San Francisco. In 1977, Dr. Levinson received his Ph.D. in Biochemistry from Princeton University.

     Mr. Murfin is General Partner of Chemicals and Materials Enterprise Associates, L.P., a venture capital firm focusing on businesses based on specialty chemicals and materials. Mr. Murfin was Managing Partner of Trident Venture Partners from 1988 to 1989. Mr. Murfin served from 1979 to 1988 as President of Lubrizol Enterprises, Inc., a venture development subsidiary of The Lubrizol Corporation, a manufacturer of chemical additives for lubricants and fuels and specialty chemicals for industrial applications, of which he was Vice President from 1985 to 1988. Mr. Murfin served as Chairman of the Board of Genex Corporation from 1990 to 1991 and is a director of Diatide, Inc.

     Dr. Potts is the Director of Research at Massachusetts General Hospital ("MGH") and Distinguished Jackson Professor of Clinical Medicine at Harvard Medical School. From 1981 to 1996, he was Physician-in-Chief at MGH and Jackson Professor of Clinical Medicine at Harvard Medical School. Dr. Potts also serves as a consultant to Genentech. Dr. Potts' accomplishments have been recognized with a series of honors over the years, including the prestigious Fred Conrad Koch Award of the Endocrine Society, the Prize Andre Lichwitz, and the American Society of Bone and Mineral Research's highest honor, the William F. Neumann Award. He holds many active and honorary memberships in scientific and professional organizations, including the Institute of Medicine, the American Academy of Arts and Sciences, and the Association of Professors of Medicine. Dr. Potts also serves on the Board of Directors of Cell Genesys Corporation.

  2000 Class

     Dr. Boyer, a founder of Genentech, has been a director of Genentech since 1976 and is a consultant to Genentech. He served as a Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech's development. In 1993, Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. In addition, Dr. Boyer serves as Chairman of the Board of Directors of Allergan, Inc.

     Ms. Levinson is a Principal of Global Retail Partners, L.P., a private equity investment fund. She has also served as the President of Fayne Levinson Associates, a general management consulting firm, since 1982. Ms. Levinson also serves as a member of the Board of Administaff, Inc., Beyond.com, Inc., Jacobs Engineering Group, Inc. and NCR Corporation. Ms. Levinson was an executive at Creative Artists Agency, Inc. from 1993 through February 1994 and was a partner of Wings Partners, a Los Angeles-based merchant bank whose holdings include Northwest Airlines, from 1989 until 1993. Ms. Levinson was a Senior Vice President at American Express Travel Related Services Co., Inc., from 1984 until 1987. She was at McKinsey & Co., a worldwide general management consulting firm, from 1972 through 1981, where she was made the first woman partner in 1979.

COMMITTEES AND MEETINGS

     During 1998, the Board of Directors held five meetings, the Audit Committee held five meetings, the Compensation Committee held six meetings, the Corporate Governance Committee held five meetings, the Executive Committee held no meetings, and the Nominations Committee held one meeting. Each of Dr. Boyer, Dr. Levinson, Ms. Levinson, Mr. Munro, Mr. Murfin, Dr. Potts, Mr. Smith and Mr. Tappan attended at least 75% of the aggregate meetings of the Board and the committees of which he or she is a member. Dr. Humer attended three of five meetings of the Board and four of six meetings of the Compensation Committee. He did not attend the one meeting of the Audit Committee held in 1998 while he was a member of that committee. Dr. Knowles attended four of five meetings of the Board, two of four meetings of the Audit Committee and two of four meetings of the Corporate Governance Committee.

     The Amended Governance Agreement provides that each committee of the Board (other than certain special committees) will at all times include at least one director designated by Roche. The director designated by Roche to serve on any committee will be entitled to designate as his or her alternate another director designated by Roche.

     In 1998, the Audit Committee was comprised of Dr. Knowles and Messrs. Murfin, Smith and Tappan. Dr. Humer served on the Audit Committee until February 1998, when he resigned from such committee and Dr. Knowles was appointed to replace him. None of the members of the Audit Committee is an employee of Genentech. The Audit Committee recommends the independent auditors to the Board and provides a direct line of communication between the auditors and the Board. The Audit Committee, with and without Company management present, meets with the Company's independent auditors to review and discuss various matters, including Genentech's financial statements, the quarterly reporting process and management's control thereof, the inventory and receivable reserve policies, the tax compliance program and strategy, the scope of external and general audit activities, the independent auditor's fees and performance, the Company's investment policy and risk management programs, the report of the independent auditors and accompanying management letter on the scope and results of their work and their recommendations concerning Genentech's financial practices and procedures.

     In 1998, the Compensation Committee was comprised of Ms. Levinson, Drs. Humer and Boyer, and Mr. Munro, none of whom is an employee of Genentech. The Compensation Committee administers Genentech's stock option plans, the stock purchase plan and other corporate benefits programs. The Compensation Committee also reviews and approves the annual bonus plan, bonus plan payouts, annual stock option grants, the corporate benefits strategy, incentive plan status, compensation philosophy and current competitive status, and executive officer compensation. In addition, the Compensation Committee recommends executive officers of the Company for election as executive officers by the Board of Directors.

     In 1998, the Corporate Governance Committee was comprised of Drs. Knowles and Potts, and Messrs. Smith and Tappan. Ms. Levinson served on the Corporate Governance Committee until February 1998, when she resigned from such committee. The Corporate Governance Committee reviews the Company's sales and marketing policies and compliance, investor relations, corporate communications, government relations, human resources, legal and regulatory affairs, compliance with laws and regulations, and Board of Directors and Board committee effectiveness.

     In 1998, the Executive Committee was comprised of Drs. Boyer, Humer and Levinson and Mr. Munro. The Executive Committee was established to act when the full Board of Directors is unavailable. It has all the authority of the Board in the management of the business and affairs of Genentech, except those powers that by law cannot be delegated by the Board of Directors.

     In 1998, the Nominations Committee was comprised of Ms. Levinson and Drs. Boyer, Knowles and Levinson. The purpose of the Nominations Committee is to identify, review and recommend potential nominees to the Board of Directors of Genentech, and to recommend executive officers of the Company for election as executive officers by the Board of Directors. The Nominations Committee will consider nominees to the Board of Directors recommended by Genentech stockholders. To be considered, stockholders wishing to nominate a person to the Board of Directors should send a letter to the Secretary of Genentech that complies with the notification requirements of Genentech's Bylaws. Each stockholder of Genentech is also entitled to nominate candidates for director at the Annual Meeting if such stockholder has given timely notice in proper written form of his intent to make such nomination or nominations. To be timely, a stockholder's notice must be received by the Secretary of the Company not later than 90 days prior to the meeting, unless fewer than 100 days' notice of the meeting date is given to stockholders, in which case a stockholder's notice must be received not later than the close of business on the 10th day following the day on which notice of the meeting date was given. Any stockholder's notice regarding director nominations must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting to and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors, and (e) the consent of each nominee to serve as a director of the corporation if so elected.

              PROPOSAL 2 -- AMENDMENT OF 1991 EMPLOYEE STOCK PLAN

     In December 1990, the Board of Directors adopted the 1991 Employee Stock Plan under which 1,500,000 shares of the Company's Common Stock were initially reserved for issuance; in April 1991, Genentech's stockholders approved the plan. The 1991 Employee Stock Plan, as amended through the date hereof, shall hereinafter be referred to as the "1991 Plan." Genentech believes that the 1991 Plan is an important part of providing incentives and retaining employees. In December 1992, the Board of Directors approved amendments to the 1991 Plan to
(i) increase the number of shares of Common Stock available for issuance under the 1991 Plan by an additional 1,400,000 shares to a total of 2,900,000 shares and (ii) increase the maximum number of shares of Common Stock that may be purchased by all participating employees under the 1991 Plan during any calendar quarter in which Genentech pays a regular annual bonus from 180,000 shares to 200,000 shares. In May 1993, Genentech's stockholders approved such amendments. In February 1995, the Board of Directors approved an amendment to the 1991 Plan to increase the number of shares of Common Stock available for issuance under the 1991 Plan by an additional 900,000 shares to a total of 3,800,000 shares. In April 1995, Genentech's stockholders approved such amendment. In December 1996, the Board of Directors approved an amendment to the 1991 Plan to increase the number of shares of Special Common Stock available for issuance under the 1991 Plan by an additional 700,000 shares to a total of 4,500,000. In April 1997, Genentech's stockholders approved such amendment. In December 1998, the Board of Directors approved an amendment to the 1991 Plan to increase the number of shares of Special Common Stock available for issuance under the 1991 Plan by an additional 800,000 shares to a total of 5,300,000 (the "1999 Amendment"). The Board of Directors has adopted the 1999 Amendment to ensure that Genentech has shares available under the 1991 Plan to provide continued incentives to its employees through the opportunity to purchase Special Common Stock of Genentech on a quarterly basis. The Board recommends the 1999 Amendment to the Company's stockholders for adoption.

     The affirmative vote of the holders of a majority of the Special Common Stock and Common Stock represented at the Annual Meeting, voting together as a single class, is required for the approval of this proposal, provided that a quorum is present.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             IN FAVOR OF PROPOSAL 2

     The material terms of the 1991 Employee Stock Plan are outlined below.

GENERAL DESCRIPTION OF THE 1991 PLAN

     The 1991 Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), as an employee stock purchase plan. On February 16, 1999, the closing price of Special Common Stock was $80.375 per share. Rights granted under the 1991 Plan run for a maximum of 27 months.

     All full-time employees of Genentech are eligible to participate in the 1991 Plan, except for any employee who owns five percent or more of the total combined voting power of all classes of stock of Genentech on the date of grant of a right to purchase shares under the 1991 Plan ("Right"). As of February 16, 1999, there were approximately 3,438 employees of Genentech eligible to participate in the 1991 Plan. Participation by officers in the 1991 Plan is on the same basis as that of any other employee. No employee may be granted a Right that permits such employee to purchase shares under the 1991 Plan at a rate that exceeds $25,000 of fair market value of such shares (determined on the date of grant of the Right) for each calendar year in which such Right is outstanding. Rights are not assignable or transferable by a participating employee.

     Under the 1991 Plan, no Right granted to any participating employee may cover more than 12,000 shares and the maximum number of shares that may be purchased by all participating employees in any calendar quarter is 180,000 shares, provided that in any calendar quarter in which Genentech pays a regular annual bonus, the maximum is 200,000 shares. Prior to the 1999 Amendment, the total number of shares reserved for issuance under the 1991 Plan was 4,500,000 shares. Under the 1999 Amendment, an aggregate total of 5,300,000 shares of Special Common Stock would be reserved for issuance under the 1991 Plan.

     The Compensation Committee of the Board of Directors fixes grant dates from time to time on which the Company will grant Rights to purchase shares of Special Common Stock under the 1991 Plan at prices not less than 85% of the lesser of (i) the fair market value of the shares on the date of grant or (ii) the fair market value of the shares on the date of purchase.

     Subject to the limits discussed above, the Compensation Committee establishes the duration of the Rights grant and the terms for participation under the 1991 Plan. Rights granted under the 1991 Plan are exercisable on such specific dates and by such method of payment (regular payroll deductions, lump sum cash payment or both) as determined by the Compensation Committee.

     During 1998, the Named Executive Officers purchased the following number of shares under the 1991 Plan at the prices shown: Dr. Levinson -- 673 shares at $49.19 per share; Mr. Young -- 776 shares at $49.19 per share; Mr.
Lavigne -- 109 shares at $49.19 per share; Dr. Desmond-Hellmann -- 218 shares at $49.19 per share; and Dr. Henner -- 478 shares at $49.19 per share; all executive officers as a group (26 persons) -- 10,731 shares at $49.19 per share; and all employees (excluding executive officers) as a group -- 416,232 shares at $49.19 to $59.08 per share.

FEDERAL TAX CONSEQUENCES OF THE 1991 PLAN

     The following is intended only as a general summary of the federal income tax consequences in connection with participation in the 1991 Plan. All tax matters discussed in this Proxy Statement should be verified with a tax consultant. No taxable income is recognized by a participant either at the time a Right is granted under the 1991 Plan or at the time the shares are purchased. Instead, income tax consequences are generally deferred until a participant disposes of the shares (e.g., by sale or gift). The federal income tax consequences of a sale of shares purchased under the 1991 Plan depend on the length of time the shares are held after the relevant date of grant and date of exercise, as described below.

     If shares purchased under the 1991 Plan are held for more than one year after the date of purchase and more than two years from the date of grant, the participant generally will have taxable ordinary income on a sale or gift of the shares to the extent of the lesser of: (i) 15% of the fair market value of the stock at the date of grant; or (ii) the actual gain (the amount by which the market value of the shares on the date of sale or gift exceeds the purchase price). All additional gain upon the sale of stock is treated as long-term capital gain. If the shares are sold for less than the purchase price, there is no ordinary income, and the participant has a long-term capital loss for the difference between the purchase price and the sale price.

     If the stock is sold or gifted within either one year after the date of purchase or two years after the date of grant (a "disqualifying disposition"), the participant generally has taxable ordinary income at the time of the sale or gift to the extent that the fair market value of the stock at the date of purchase was greater than the purchase price. This amount will be taxable in the year of sale or disposition even if no gain is realized on the sale. A capital gain would be realized for shares disposed of to the extent sales proceeds exceed the fair market value of those shares on the date of purchase. A capital loss would be realized to the extent the sales price of the shares disposed of is less than the fair market value of such shares on the date of purchase. The capital gain or loss would be long-term if the stock was held for more than one year. Special tax consequences may follow from dispositions other than a sale or gift.

     Ordinary income recognized by a participant upon a disqualifying disposition constitutes taxable compensation which will be reported to the IRS, but does not constitute "wages" subject to withholding by Genentech. The Internal Revenue Service is studying this position and other related issues, and may require withholding in the future. Genentech receives a deduction for federal income tax purposes only to the extent that a participant realizes ordinary income on a disqualifying disposition.

AMENDMENT OF THE 1991 PLAN

     The Board may amend, modify or terminate the 1991 Plan at any time without notice, provided that no such amendment, modification or termination may adversely affect any existing Rights of any participating employee, except for variations to conform with local laws in the case of foreign branches or designated

U.S. subsidiaries of the Company. In addition, subject to certain appropriate adjustments to give effect to relevant changes in Genentech's capital stock, no amendments to the 1991 Plan can be made without stockholder approval if such amendment would increase the total number of shares offered under the 1991 Plan or would render Rights "unqualified" for special tax treatment under the Code.

AMENDED PLAN BENEFITS

     The Company cannot now determine the number of shares of Special Common Stock that will be purchased in the future under the 1991 Plan by all current executive officers as a group or by all employees (excluding current executive officers) as a group. The following table sets forth information with respect to the number of shares of Special Common Stock purchased during 1998 under the 1991 Plan:

                                                              1991 EMPLOYEE STOCK PLAN
                                                              -------------------------
                                                                DOLLAR       NUMBER OF
                     NAME AND POSITION                         VALUE(1)        SHARES
                     -----------------                        -----------    ----------
Arthur D. Levinson, Ph.D. ..................................  $    9,022          673
President and Chief Executive Officer
William D. Young............................................  $   11,981          776
Chief Operating Officer
Louis J. Lavigne, Jr. ......................................  $    2,060          109
Executive Vice President and Chief Financial Officer
Susan D. Desmond-Hellmann, M.D., M.P.H. ....................  $    4,165          218
Senior Vice President, Development and Chief Medical Officer
Dennis J. Henner, Ph.D. ....................................  $    7,951          478
Senior Vice President, Research
Executive Group.............................................  $  185,517       10,731
Non-Executive Officer Employee Group........................  $7,425,411      416,232

---------------
(1) Under the 1991 Plan, eligible employees of the Company may purchase shares at prices equal to 85% of the lesser of (i) the fair market value of the shares on the date of grant or (ii) the fair market value of the shares on the date of purchase. Non-employee members of the Company's Board of Directors are not eligible to participate in the 1991 Plan. The Dollar Value represents the fair market value per share of Special Common Stock on the date of purchase less the actual purchase price per share paid multiplied by the number of shares purchased by each person or group on each of the four purchase dates in 1998 under the 1991 Plan.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of shares of Special Common Stock and of the equity securities of Roche Holding Ltd as of December 31, 1998, unless otherwise noted, of (i) each director of Genentech,
(ii) Genentech's Chief Executive Officer, (iii) each of Genentech's four other most highly compensated executive officers (together with Genentech's Chief Executive Officer, the "Named Executive Officers"), and (iv) all directors and executive officers of Genentech as a group:

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                        GENENTECH SPECIAL        EQUITY SECURITIES OF
                                                          COMMON STOCK            ROCHE HOLDING LTD
                                                    -------------------------    --------------------
                                                                     PERCENT                 PERCENT
             NAME OF BENEFICIAL OWNER                SHARES          OF CLASS    SHARES     OF CLASS
             ------------------------               ---------        --------    -------    ---------
Herbert W. Boyer, Ph.D............................    569,570(1)       1.13%        0           0
Susan D. Desmond-Hellmann, M.D., M.P.H. ..........     66,002(2)          *(3)      0           0
Dennis J. Henner, Ph.D. ..........................    134,125(4)          *         0           0
Franz B. Humer, Ph.D.(5)..........................     25,000(6)          *        50          **(7)
Jonathan K. C. Knowles, Ph.D.(5)..................      5,000(8)          *         0           0
Louis J. Lavigne, Jr. ............................    253,153(9)          *         0           0
Arthur D. Levinson, Ph.D. ........................    466,944(10)         *         0           0
Linda Fayne Levinson..............................     40,200(11)         *         0           0
J. Richard Munro..................................     65,000(12)         *         0           0
Donald L. Murfin..................................     59,125(13)         *         0           0
John T. Potts, Jr., M.D. .........................     70,667(14)         *         0           0
C. Thomas Smith, Jr. .............................     27,000(15)         *         0           0
David S. Tappan, Jr. .............................     67,000(16)         *         0           0
William D. Young..................................    326,370(17)         *         0           0
All Directors and Executive Officers as a Group
  (35 persons)....................................  3,493,416(18)      6.55%       50          **

---------------
 (1) Includes stock options outstanding on December 31, 1998 to purchase 55,000 shares of Special Common Stock that are currently exercisable.

 (2) Includes stock options outstanding on December 31, 1998 to purchase 65,166 shares of Special Common Stock that are currently exercisable.

 (3) Asterisk (*) indicates that the amount beneficially owned is less than one percent (1%) of the outstanding shares of Special Common Stock.

 (4) Includes stock options outstanding on December 31, 1998 to purchase 131,750 shares of Special Common Stock that are currently exercisable.

 (5) Following the Merger, Roche, One Commerce Center, Suite 1050, Wilmington, Delaware 19801, owned 76,621,009 shares of Genentech's Common Stock, representing 100% of the class and, in addition, as of December 31, 1998, owned 6,426,200 shares of Special Common Stock, representing approximately 12.7% of the class. Pursuant to the Amended Governance Agreement, Roche has appointed Drs. Knowles and Humer as its representatives on the Board of Directors of Genentech.

 (6) Includes stock options outstanding on December 31, 1998 to purchase 25,000 shares of Special Common Stock that are currently exercisable.

 (7) A double asterisk (**) indicates that the amount beneficially owned is less than one percent (1%) of the outstanding equity securities of Roche Holding Ltd.

 (8) Includes stock options outstanding on December 31, 1998 to purchase 5,000 shares of Special Common Stock that are currently exercisable.

 (9) Includes stock options outstanding on December 31, 1998 to purchase 236,865 shares of Special Common Stock that are currently exercisable.

(10) Includes stock options outstanding on December 31, 1998 to purchase 442,917 shares of Special Common Stock that are currently exercisable.

(11) Includes stock options outstanding on December 31, 1998 to purchase 40,000 shares of Special Common Stock that are currently exercisable.

(12) Includes stock options outstanding on December 31, 1998 to purchase 63,000 shares of Special Common Stock that are currently exercisable.

(13) Includes stock options outstanding on December 31, 1998 to purchase 59,125 shares of Special Common Stock that are currently exercisable.

(14) Includes stock options outstanding on December 31, 1998 to purchase 66,334 shares of Special Common Stock that are currently exercisable.

(15) Includes stock options outstanding on December 31, 1998 to purchase 25,000 shares of Special Common Stock that are currently exercisable.

(16) Includes stock options outstanding on December 31, 1998 to purchase 67,000 shares of Special Common Stock that are currently exercisable.

(17) Includes stock options outstanding on December 31, 1998 to purchase 257,083 shares of Special Common Stock that are currently exercisable.

(18) Includes all shares of Special Common Stock reflected in footnotes 1, 2, 4, 6 and 8 through 17 above and also includes outstanding stock options held by 21 other executive officers on December 31, 1998 to purchase 1,269,403 shares of Special Common Stock that are currently exercisable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who own more than 10% of any class of the Company's equity securities (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of such securities. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. The Company believes that all Forms 3, 4 and 5 required to be filed by its directors, officers and greater than 10% shareholders were filed on time during 1998.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     In 1998, each of the directors of Genentech, except Dr. Levinson and Mr. Munro, were paid an annual retainer of $30,000. Mr. Munro, as Chairman of the Board of Directors, was paid an annual retainer of $50,000. Dr. Levinson was not paid for his services as a director. In addition, the directors, with the exception of Dr. Levinson, received a total of $1,500 for each Board and committee meeting at which the director was present in person and a total of $500 for each Board and committee meeting at which the director was present by telephone. All directors were reimbursed for expenses incurred in connection with their service on the Board. Drs. Boyer and Potts also serve as consultants to Genentech and receive compensation for their services. In 1998, Drs. Boyer and Potts received $24,000 and $25,000, respectively, in consideration for their consulting services. During 1998, no directors exercised options granted under any of the Company's stock option plans other than Mr. Murfin, who exercised options to purchase 4,125 shares for a gain of $233,578.

     In 1992, the Company established a Directors' Charitable Award Program (the "Award Program") to acknowledge the service of directors to the Company and enhance indirectly the ability of the Company to attract and retain directors of the highest caliber. All members of the Board on or after May 1, 1992 are eligible for the Award Program, subject to vesting requirements. The Award Program is funded by life insurance policies purchased by the Company that provide for a $1 million death benefit on participating directors. Upon the death of a participating director, the Company may donate $200,000 per year for five years to up to four educational institutions or nonprofit organizations recommended by the director, provided that any such institution or organization is approved by the Company in the year of the donation. Individual directors derive no financial benefit from the Award Program since all available insurance proceeds and tax deductions accrue solely to the Company.

     Under the Automatic Grant Program (the "1996 Grant Program") of the Company's 1996 Stock Option/Stock Incentive Plan (the "1996 Plan"), each nonemployee member of the Board who is first appointed or elected to the position after April 30, 1996, will automatically be granted, on the date of such member's election to the Board, a nonstatutory option to purchase 20,000 shares of Special Common Stock. In addition, each employee director who is first elected a member of the Board and who subsequently becomes a nonemployee director after April 30, 1996 shall automatically be granted, on the date of such individual's change from employee to nonemployee director, a nonstatutory option to purchase 20,000 shares of Special Common Stock. Each option granted under the 1996 Grant Program vests in increments of 5,000 shares on each of the first, second, third and fourth anniversaries of the grant date and remains exercisable until the expiration or earlier termination of the option term. Such options have a term of ten years from the grant date. All options granted under the 1996 Grant Program have an exercise price equal to 100% of the closing selling price per share of the Company's Special Common Stock on the trading day prior to the date of grant as reported in the Wall Street Journal. On February 12, 1998, Dr. Knowles was granted a nonstatutory option to purchase 20,000 shares of Special Common Stock at an exercise price of $67.0625 per share under the 1996 Grant Program.

                       COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended December 31, 1998, 1997 and 1996, certain compensation paid by Genentech to the Named Executive Officers, including salary, bonuses, stock options and certain other compensation:

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                          ANNUAL COMPENSATION                ------------
                             ---------------------------------------------    SECURITIES
                                                                OTHER         UNDERLYING
                                                               ANNUAL         OPTIONS(3)     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY(1)    BONUS     COMPENSATION(2)       (#)        COMPENSATION
---------------------------  ----   ---------   --------   ---------------   ------------   ------------
Arthur D. Levinson,
  Ph.D.....................  1998   $650,000    $950,000         --            350,000       $41,600(4)
  President and              1997   $650,000    $390,000         --                  0       $37,000(4)
     Chief Executive
       Officer               1996   $525,000    $275,000         --            200,000       $31,000(4)
William D. Young...........  1998   $430,000    $400,000         --            200,000       $25,400(4)
  Chief Operating Officer    1997   $430,000    $205,000         --                  0       $24,800(4)
                             1996   $390,000    $190,000         --            125,000       $23,000(4)
Louis J. Lavigne, Jr.......  1998   $350,000    $310,000         --            150,000       $21,400(4)
  Executive Vice President   1997   $350,000    $185,000         --                  0       $20,400(4)
     and Chief Financial     1996   $320,000    $160,000         --             90,000       $19,000(4)
     Officer
Susan D. Desmond-Hellmann,
  M.D., M.P.H..............  1998   $310,000    $310,000         --            150,000       $18,400(4)
  Senior Vice President,     1997   $275,000    $150,000         --             50,000       $15,800(4)
     Development and         1996   $233,750    $120,077         --             75,000       $10,950(4)
     Chief Medical Officer
Dennis J. Henner, Ph.D.....  1998   $271,979    $200,000         --            120,000       $16,079(4)
  Senior Vice President,     1997   $262,500    $130,000         --                  0       $15,300(4)
     Research                1996   $233,959    $120,000         --             75,000       $12,958(4)

---------------
(1) Includes amounts earned but deferred at the election of the executive, such as salary deferrals under Genentech's Tax Reduction Investment Plan (the "401(k) Plan") established under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

(2) As permitted by rules promulgated by the Securities and Exchange Commission ("SEC"), no amounts are shown with respect to certain "perquisites" (such as imputed interest on loans at below market value rates), where such amounts do not exceed the lesser of (i) 10% of the sum of the amounts of Salary and Bonus for the Named Executive Officer, or (ii) $50,000.

(3) Genentech has awarded no stock appreciation rights ("SARs").

(4) Consists of Genentech's matching payments under its 401(k) Plan for 1998, 1997 and 1996 and Genentech's matching payments under its Supplemental Plan for 1998, 1997 and 1996. Each of the Named Executive Officers received $6,400 in matching payments under the 401(k) Plan for 1998, and under the Supplemental Plan, Dr. Levinson, Messrs. Young and Lavigne, and Drs. Desmond-Hellmann and Henner received matching payments of $35,200, $19,000, $15,000, $12,000 and $9,679, respectively, for 1998. Each of the Named Executive Officers received $6,333 in matching payments under the 401(k) Plan for 1997, and under the Supplemental Plan, Dr. Levinson, Messrs. Young and Lavigne, and Drs. Desmond-Hellmann and Henner received matching payments of $30,667, $18,467, $14,067, $9,467, and $8,967 respectively, for 1997.
    Each of the Named Executive Officers received $6,000 in matching payments under the 401(k) Plan for 1996, and under the Supplemental Plan, Dr. Levinson, Messrs. Young and Lavigne, and Drs. Desmond-Hellmann and Henner received matching payments of $25,000, $17,000, $13,000, $4,950 and $6,958, respectively, for 1996.

                       STOCK OPTION GRANTS AND EXERCISES

     Genentech has options outstanding under its 1984 Incentive Stock Option Plan, its 1984 Non-Qualified Stock Option Plan, its 1990 Stock Option/Stock Incentive Plan, its 1994 Stock Option Plan and its 1996 Stock Option/Stock Incentive Plan (the "1996 Plan").

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                              ----------------------------------------------------------------
                                  NUMBER OF        PERCENT OF TOTAL
                                  SECURITIES       OPTIONS GRANTED    EXERCISE OR
                              UNDERLYING OPTIONS   TO EMPLOYEES IN    BASE PRICE    EXPIRATION      GRANT DATE
            NAME                GRANTED(#)(1)       FISCAL YEAR(2)     ($/SH)(3)     DATE(4)     PRESENT VALUE(5)
            ----              ------------------   ----------------   -----------   ----------   ----------------
Arthur D. Levinson, Ph.D....       350,000               6.53%          $68.375     6/17/2008       $7,810,442
William D. Young............       200,000               4.35%          $68.375     6/17/2008       $4,463,110
Louis J. Lavigne, Jr........       150,000               3.26%          $68.375     6/17/2008       $3,347,332
Susan D. Desmond-Hellmann,
  M.D., M.P.H. .............       150,000               3.26%          $68.375     6/17/2008       $3,347,332
Dennis J. Henner, Ph.D......       120,000               2.61%          $68.375     6/17/2008       $2,677,866

---------------
(1) The options were granted pursuant to the 1996 Plan and are nonstatutory options. The options become vested and exercisable as follows: 25% of the total option shares vest on the first anniversary of the grant date, with the remaining 75% vesting in equal monthly increments thereafter over the next three years. In addition, the options fully vest upon the event of a Corporate Transaction, as defined in the 1996 Plan, unless the acquiring company assumes the options, substitutes similar options or replaces the options with a comparable cash incentive program. The options also fully vest upon a Change in Control, as defined in the 1996 Plan. Upon an exercise of the Call Rights by Roche, the unvested options would be cancelled and the Company's Deferred Compensation Plan (the "DCP") would become effective. The DCP would replace the cancelled options with an account with a starting balance representing the approximate cash value of the cancelled options. The DCP account would vest much like the options would have vested, following the same vesting schedule.

(2) Based on a total of 4,594,925 options granted to the employees of the Company, including the Named Executive Officers, under all of the Company's stock option plans in 1998.

(3) The exercise price per share of options granted represented the fair market value of the underlying shares of Special Common Stock as based on the closing selling price per share of the Company's Special Common Stock on the trading day prior to the date of grant.

(4) The options granted have a term of ten years subject to earlier termination upon the occurrence of certain events related to termination of employment.

(5) Present value was determined under the Black-Scholes option pricing model based on the following weighted average assumptions: volatility of 11.783, representing the annual variance in the daily percentage change in the price of the Company's Special Common Stock over a one-year period prior to the date of grant; a risk-free interest rate of 5.41%, representing the average seven-year treasury bill; an average expected term of 7 years; a stock price at the grant date of $68.375 and a stock price upon exercise of $68.375. This valuation model was not adjusted for the vesting restrictions or the risk of forfeiture of the options. Under SFAS 123, forfeitures may be estimated or assumed to be zero; in this model, the forfeiture rate was assumed to be zero. The Company's use of this model in accordance with rules adopted by the Securities and Exchange Commission does not constitute an endorsement of the model nor an acknowledgment that such model can accurately determine the value of options. The valuation calculations do not necessarily represent the fair market value of individual options, and are not intended to forecast possible future appreciation, if any, of the price of the Special Common Stock. The ultimate realizable value of an option will depend on the market value of the Company's Special Common Stock on the date of exercise as compared to the exercise price of the option.

     The following table shows for the fiscal year ended December 31, 1998, certain information regarding options exercised by, and held at year end by, the Named Executive Officers:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES(1)

                                                                  NUMBER OF
                                                                 SECURITIES             VALUE OF
                                                                 UNDERLYING           UNEXERCISED
                                                                 UNEXERCISED          IN-THE-MONEY
                                                                 OPTIONS AT            OPTIONS AT
                                    SHARES                        FY-END(#)            FY-END(3)
                                   ACQUIRED         VALUE       EXERCISABLE/          EXERCISABLE/
             NAME               ON EXERCISE(#)   REALIZED(2)    UNEXERCISABLE        UNEXERCISABLE
             ----               --------------   -----------   ---------------   ----------------------
Arthur D. Levinson, Ph.D......      32,189       $1,774,242    423,751/545,000   $18,317,795/$9,229,063
William D. Young..............       8,600       $  498,800    242,500/337,500   $10,063,906/$6,017,969
Louis J. Lavigne, Jr..........         -0-       $      -0-    225,532/254,000   $ 9,989,359/$4,548,625
Susan D. Desmond-Hellmann,
  M.D., M.P.H. ...............         -0-       $      -0-     59,947/228,553   $ 1,512,887/$3,580,019
Dennis J. Henner, Ph.D........      12,690       $  687,701    125,500/187,500   $ 5,331,469/$3,167,344

---------------
(1) Genentech has awarded no SARs.

(2) Fair market value of Genentech's Special Common Stock on the date of exercise minus the exercise price.

(3) Fair market value of Genentech's Special Common Stock, $79.6875, at the close of business on December 31, 1998, the last business day of 1998, minus the exercise price of the options.

LOANS AND OTHER COMPENSATION

     In 1994, Genentech lent $250,000 to Ms. Kimberly Popovits, Vice President, Sales, for the purchase of a home in connection with her relocation to the San Francisco Bay Area. The loan is imputed to bear interest at the rate of 8.20%. $150,000 of the loan is repayable in full on the earlier of five years from the date the loan was made or the date of Ms. Popovits' termination of employment with Genentech. $100,000 of the loan will be forgiven in five equal amounts on the anniversary dates of the loan, provided Ms. Popovits is employed by Genentech on such anniversary dates. The largest amount outstanding under the loan during 1998 was $190,000, and $170,000 of the principal balance of the loan is outstanding as of the date of this Proxy Statement. The imputed interest on the loan is compensatory to Ms. Popovits and amounted to $15,763 in 1998.

     In 1992, Genentech lent $282,287 to Dr. John Curd, Vice President, Clinical Development, for the purchase of a home in connection with his relocation to the San Francisco Bay Area, and in 1994, Genentech lent $150,000 to Dr. Curd in connection with a refinancing of the same residence. The 1994 and 1992 loans are imputed to bear interest at the rate of 6.62%. $45,000 of the 1992 loan was forgiven in two equal installments on the third and fourth anniversary dates of the loan, leaving an aggregate balance of $387,287 for the two loans at that time. In April 1996, Genentech amended the terms of the 1992 and 1994 loans to forgive all amounts due under these loans in four equal installments on March 15 of 1997, 1998, 1999 and 2000, provided Dr. Curd is employed by Genentech on such dates. In 1998, $96,822 of these loans was forgiven. The largest aggregate amount outstanding under these loans during 1998 was $290,465, and $193,644 of the aggregate principal balance of these loans is outstanding as of the date of this Proxy Statement. The imputed interest on these loans is compensatory to Dr. Curd and amounted to $16,876 in 1998.

     In 1997, Genentech lent $150,000 to Ms. Judy Heyboer, Senior Vice President, Human Resources, for the purchase of a home in connection with her relocation to San Mateo County. The loan is imputed to bear interest at the rate of 6.74%. $75,000 of this loan is due and payable on the earlier of the fifth anniversary of the date of the loan or the date of termination of Ms. Heyboer's employment with Genentech. The remaining $75,000 will be forgiven in five equal installments on the anniversary dates of the loan, provided Ms. Heyboer is employed by Genentech on each of the forgiveness dates. The largest amount outstanding under this loan during 1998 was $150,000, and the $135,000 of the principal balance of this loan is outstanding as of the date of this Proxy Statement. The imputed interest on this loan is compensatory to Ms. Heyboer and amounted to $10,028 in 1998.

     In 1994, Genentech lent $60,000 to Mr. Sean Johnston, Vice President, Intellectual Property, for the purchase of a home. The loan is imputed to bear interest at the rate of 6.98% and is due and payable in full on the earlier of October 15, 1999 or the date of termination of Mr. Johnston's employment with Genentech. The largest amount outstanding under this loan during 1998 was $64,261, and $60,000 of this loan is outstanding as of the date of this Proxy Statement. The imputed interest is compensatory to Mr. Johnston and amounted to $4,261 in 1998.

COMPENSATION COMMITTEE REPORT(1)

     The Compensation Committee of the Board of Directors (the "Committee") is currently composed of four nonemployee directors. The Committee is responsible for setting and administering the policies that govern annual executive salaries, bonuses (if any) and stock ownership programs. The Committee annually evaluates the performance, and determines the compensation, of the Chief Executive Officer ("CEO") and the other executive officers of Genentech based upon a mix of the achievement of the corporate goals, individual performance and comparisons with other pharmaceutical and biotechnology companies. The CEO is not present during the discussion of his compensation.

     The policies of the Committee with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with some bias toward stock options to emphasize the link between executive incentives and the creation of shareholder value as measured by the equity markets. In general, the salaries and stock option awards of executive officers are not determined by the Company's achievement of specific corporate performance criteria. Instead, the Committee determines the salaries for executive officers based upon a review of salary surveys of other pharmaceutical, biotechnology and San Francisco Bay Area companies performed for the Committee. To provide the Committee with more information for making compensation comparisons, Genentech surveys a broader group of pharmaceutical and biotechnology companies than those companies included in the Standard & Poors Healthcare (Drug) Index shown on Genentech's Performance Graph. Based upon such surveys, the executive officers' salaries are targeted at the fiftieth (50th) percentile, and officers' salaries and bonuses are targeted at the seventy-fifth (75th) percentile, as compared to other biotechnology companies, while stock options are set in the mid to high range compared to other pharmaceutical companies. In awarding stock options, the Committee considers individual performance, overall contribution to Genentech, officer retention, the number of unvested stock options and the total number of stock options to be awarded. After considering the criteria relating to awarding stock options, during 1998 the Committee awarded to 24 of the current executive officers, including all of the Named Executive Officers, options to purchase an average of 64,375 shares of Genentech's Callable Putable Common Stock. In determining where a given officer's total compensation, including the CEO's, is set within the ranges and in light of the considerations described above, the Committee subjectively evaluates such factors as the individual's performance and the success of Genentech as measured by earnings per share, product development progress, research prospects, and other critical success factors.

     Bonuses are provided to executive officers as part of Genentech's company-wide bonus plan. Payment of bonuses is expressly linked to the attainment of specified corporate goals that the Committee sets at each year's December meeting for the next year. Among other things, these goals determine whether a bonus will be paid to all eligible employees and the amount of funding available for the bonus pool. For the bonus for services rendered in 1998, the corporate performance goals, in order of importance, related to: (i) business and financial performance,

---------------

1 The material in this report and under the caption "Performance Graph" are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

including but not limited to increasing earnings per share, revenues and net income percentage and forming strategic alliances by in-licensing products and establishing relationships with other companies; (ii) accelerating and expanding product development by filing Investigational New Drug Applications, initiating or completing specified clinical trials investigating the use of new products, selecting new products for development and filing New Drug Applications or Product License Applications for new indications of marketed products; and (iii) enhancing employee development. In setting these goals, the Committee is cognizant of the long development cycle for human pharmaceuticals. The corporate performance goals for bonuses selected by the Committee seek to balance the desire for immediate earnings and the longer term goal of enhancing shareholder value by bringing to market many of the potential therapies in Genentech's research and development pipeline. In February 1999, the Committee reviewed the corporate performance goals for bonuses and determined that approximately $18.0 million of the $20.2 million of corporate bonus targets were achieved. The Committee allocated a bonus to the current CEO based on the achievement of the requisite corporate goals, as discussed above, and based on the Committee's view that the CEO's performance in achieving those goals had been excellent. The Committee set a range of 20% to 40% of salary for bonuses for executive officers other than the members of the Company's Executive Committee (Drs. Levinson, Desmond-Hellman and Henner, Ms. Judy Heyboer and Messrs. Stephen G. Juelsgaard, Lavigne and Young) and a range of 35% to 100% of salary for bonuses for members of the Company's Executive Committee other than the CEO, in light of the decision (discussed below) to forego base salary increases in 1998. Within the applicable range, the Committee set the bonus for each executive officer based on the Committee's subjective evaluation of the individual's performance and the recommendation of the CEO.

     The Committee uses the same procedures described above for the other executive officers in setting the annual salary, bonus and stock option awards for the CEO. The CEO's salary is determined based on comparisons with pharmaceutical and biotechnology companies as described above. In awarding stock options, the Committee considers the CEO's performance, overall contribution to Genentech, retention, the number of unvested stock options held and the total number of options to be awarded. The CEO's bonus is dependent on Genentech achieving the performance goals outlined above and the Committee's subjective evaluation of the CEO's performance. As described above, in determining where the CEO's total compensation is set within the ranges and in light of the considerations described above, the Committee subjectively evaluates such factors as the individual's performance and the success of Genentech as measured by the factors outlined above. In 1997, the Committee elected, at the request of Dr. Levinson and the Company's Executive Committee, to not increase the base salaries in 1998 for Dr. Levinson and Executive Committee members. Instead, these select executive officers participate in an expanded bonus program approved by the Committee that ties the amount of bonus to earnings performance. Compared to other companies surveyed by Genentech, the current CEO's salary, bonus and stock options are competitive.

     Section 162(m) of the Code limits the federal income tax deductibility of compensation paid to Genentech's CEO and to each of the Named Executive Officers. Under Section 162(m), Genentech generally may deduct compensation paid to such an officer only to the extent that it does not exceed $1 million during any calendar year or is "performance-based" as defined in Section 162(m). Genentech expects that the deductibility limit of Section 162(m) currently will have an insignificant effect on Genentech. Current cash compensation paid to each of Genentech's executives, with one exception, is less than $1 million per year and is thus generally fully deductible to the Company. In addition, since January 1, 1997, all stock options granted to the Company's executive officers (under Genentech's 1994 Stock Option Plan and 1996 Stock Option/ Stock Incentive
Plan) have been qualified as performance-based compensation under Section 162(m). Thus, Genentech will continue to receive a federal income tax deduction in connection with the exercise of such stock options. Finally, all options granted prior to January 1, 1997 under Genentech's various stock option plans, with one exception, are exempt from the deductibility limitation of Section 162(m) pursuant to various transition rules contained in the regulations under
Section 162(m).

     From the members of the Compensation Committee of Genentech:

                                  Herbert W. Boyer, Ph.D.
                                  Franz B. Humer, Ph.D.
                                  Linda Fayne Levinson
                                  J. Richard Munro

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, Genentech's Compensation Committee consisted of Drs. Boyer and Humer, Ms. Levinson and Mr. Munro. Dr. Humer joined The Roche Group in 1995 as the Head of its Pharmaceuticals Division and is currently Chief Executive Officer of The Roche Group. He is also a member of the Board of Directors and Chairman of the Executive Committee of The Roche Group. Pursuant to the terms of the Amended Governance Agreement, Dr. Humer is serving on Genentech's Compensation Committee as a designee of Roche. See "Certain Relationships and Related Transactions" below for a description of Genentech's relationship with Roche.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1980, Genentech and Hoffmann-La Roche Inc. ("Hoffmann-La Roche") entered into an agreement regarding the development and commercialization of human leukocyte ("alpha") and fibroblast ("beta") interferons (the "Interferon License Agreement"). Hoffmann-La Roche is a New Jersey corporation and a subsidiary of Roche, and as such is affiliated with Genentech. Pursuant to this agreement, as amended from time to time, Genentech granted Hoffmann-La Roche a sole and exclusive, worldwide license to use and sell (and, under certain circumstances, manufacture) alpha and beta interferons using organisms and knowhow developed by Genentech and under patent rights belonging to Genentech, for a period of 20 years. Pursuant to this agreement, Genentech is entitled to royalties on sales of interferons by Hoffmann-La Roche for 10 years after commercial introduction, unless the period of exclusivity is extended for an additional 5-year, royalty-bearing period. These royalties totaled $11.6 million in 1998.

     Effective April 1, 1998, Genentech transferred back to Roche the promotional rights to Roferon(R)-A. In consideration, Genentech received $5 million plus royalties for sales of alpha interferon under the Interferon License Agreement described above.

     In May 1991, Genentech entered into an agreement with Hoffmann-La Roche in settlement of all disputes, including all issues in litigation between the parties, relating to the Li patent on human growth hormone and methods for its preparation. Under the settlement agreement, Genentech received a nonexclusive license under the patent and will make payments and/or grant credits, against future royalties under the Interferon License Agreement described above, to Hoffmann-La Roche totaling $4 million over a ten-year period. In addition, Hoffman-La Roche received a paid-up nonexclusive license under certain Genentech patents for specific product applications.

     In January 1992, Genentech entered into an agreement with HLR relating to the development and supply of a recombinant tumor necrosis factor ("TNF") receptor-fusion protein being evaluated for use in septic shock, rheumatoid arthritis and multiple sclerosis. Pursuant to this agreement, Genentech is responsible for developing and scaling up a recombinant production process for TNF receptor-fusion protein and for supplying preclinical and clinical requirements of such material and, eventually, commercial requirements. HLR reimburses Genentech for certain costs of developing and scaling its manufacturing capability and will purchase manufactured TNF receptor-fusion protein from Genentech; for 1998, such costs totaled approximately $2.5 million.

     Genentech and Roche have also entered into a Small Molecule Screening Agreement for the screening of Roche's chemical library using certain mutually agreed Genentech assays to find lead molecules for development into small molecule therapeutics. Roche has the responsibility for supplying the chemical library to be screened. Genentech has the responsibility for supplying the assays and for undertaking the initial screening. If the screening results in the identification of a molecule of interest to one of the parties, that party shall advise the other party of its interest. The second party can then elect to proceed with the interested party and jointly develop the molecule or it can choose to let the interested party develop the molecule on its own. If a molecule is jointly developed, the parties are to share equally the cost of joint development and to agree to a plan proportioning research and development responsibilities between them based on their capability. If a product is jointly developed, both Genentech and Roche have the right to make, use and sell that product and will negotiate an allocation of the major marketing territories between them as well as appropriate royalties payable by each to the other for sales of that product in that party's marketing territory. As a general principle, the markets for each product are to be allocated on an equal basis, but Genentech is to have at least 50% of the marketing rights in North America and Roche is to have at least 50% of the marketing rights in Europe, subject to certain exceptions. After allocation of marketing rights, each party is to pay the other a royalty on sales in that party's marketing territory with the royalty to be determined by negotiation. As a general principle, the percentage royalty payable on sales by either party to the other should have equivalent royalty rates. If a product is unilaterally developed, the party unilaterally developing that product has the sole right to make, use and sell that product throughout the world and will pay the other party a royalty of 5% of sales.

     In 1994, Genentech entered into four R&D collaboration agreements with HLR and Hoffmann-La Roche, each an affiliate of Genentech. The four collaborations are in the areas of oral IIb/IIIa antagonists, oral IL-8 antagonists, oral LFA/ICAM antagonists, and ras farnesyltransferase inhibitors. The collaboration pursuant to the IL-8 agreement has been terminated.

     The oral IIb/IIIa antagonist agreement was further amended in principal in the second quarter of 1997 and in the second and fourth quarters of 1998. Pursuant to those amendments, HLR assumed development of the oral IIb/IIIa antagonist globally on its own. Genentech may subsequently opt-in and join development at any time up to 30 days after the NDA approval for the first indication. If Genentech chooses to opt-in, it will make a payment to HLR of $25 million and reimburse HLR for 50% of the U.S. and European IIb/IIIa development costs incurred from May 1, 1997 to the opt-in date. HLR and Genentech will co-promote IIb/IIIa in the U.S. with a 60/40, Genentech/HLR, profit-sharing if the NDA approval for the first indication is for acute therapy or a 50/50 profit-sharing if the NDA approval for the first indication is for chronic therapy. If Genentech does not opt-in, it will receive from HLR a 6% royalty on worldwide sales of the oral IIb/IIIa antagonist.

     The LFA/ICAM agreement is in the process of being amended and expanded to include VLA-4/VCAM antagonists and anticoagulants. It is expected that, as amended, the agreement would provide that Genentech will have the sole right to sell LFA-1/ICAM antagonists and anticoagulants in the United States and retain all associated profits, and Roche will have the sole right to sell those products outside the U.S. and retain all associated profits, and that with respect to VLA-4/VCAM, Roche will have the sole right to sell those products throughout the world, will pay Genentech a royalty of 5% on such sales and will retain all associated profits. It is expected that Genentech and Roche will share equally the development costs associated with the development of LFA-1/ICAM antagonists and anticoagulants in the U.S. and Europe, except where those costs are allocable to or involve countries outside the U.S. and Europe. It is expected that Roche will have the sole responsibility for all the development costs associated with the development of VLA-4/VCAM antagonists.

     In addition to the foregoing agreements, Genentech has developed a mammalian cell line for HLR to produce a molecule that HLR has developed. HLR will provide Genentech future services of an equivalent value in exchange for Genentech's development efforts.

     On July 6, 1998, the Company entered into an agreement with HLR to provide HLR exclusive marketing rights outside of the U.S. for Herceptin(R)(Trastuzumab). Under the agreement, HLR paid a $40 million up-front fee and has agreed to pay cash milestones tied to product development activities, to contribute equally with the Company up to a maximum of $40 million on global development costs and to make royalty payments on product sales. Genentech received no further amounts under the agreement in 1998.

     In July 1997, Genentech entered into a Group Purchasing Agreement with VHA pertaining to the purchase by its member hospitals of Activase(R)(Alteplase, recombinant) tissue plasminogen activator for the treatment of heart attack, acute ischemic stroke and acute massive pulmonary embolism by its member hospitals. VHA has created a joint venture, Novation, with University Health Systems Consortium, and has assigned the agreement with Genentech to Novation. Mr. Smith, a member of the Board of Directors of Genentech, is President and Chief Executive Officer of VHA. Pursuant to the Group Purchasing Agreement, Genentech pays Novation an administrative fee, based on a percentage of the purchases of Activase(R) by Novation member hospitals. The percentage administrative fee earned by Novation is dependent upon the volume of Activase(R) purchased by member hospitals compared to the volume purchased in the same period for the previous year. Amounts paid to Novation under the Group Purchasing Agreement totaled $812,313 in 1998.

     The Company has contracted with Jacobs Engineering Group, Inc. ("Jacobs") to provide design and engineering services for various projects of the Company. Ms. Levinson, a member of the Board of Directors of Genentech, is a member of the Board of Directors of Jacobs. Amounts paid by Genentech to Jacobs totaled $5.6 million in 1998.

     In October 1996, Genentech entered into a Collaborative Research Agreement with The General Hospital Corporation to conduct collaborative research with Dr. Mark Fishman of Massachusetts General Hospital ("MGH") pertaining to the discovery and identification of new genes. Dr. Fishman is the son-in-law of Dr. John T. Potts, Jr., a member of the Board of Directors of Genentech. Pursuant to the agreement, Genentech provided funding to support such collaborative research in Dr. Fishman's laboratories in the amount of $1.2 million per year over the twenty-six month term of the agreement. Genentech received an option to a royalty-bearing license to inventions made in the course of the collaboration. As of January 1, 1999, the agreement was extended for a two-year period, and Genentech agreed to provide $1.2 million in funding per year to support continued research. Genentech has the option to extend the agreement for an additional year for a dollar amount to be agreed upon at the time of the extension. Amounts paid to MGH under the agreement totaled $1.2 million in 1998.

     Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR Corp., which at December 31, 1998 was the beneficial owner of 12.58% of the Company's Special Common Stock, is the trustee of the trust fund for Genentech's Tax Reduction Investment Plan (401(k) Plan). Amounts paid to FMTC for its services as trustee totaled $28,394 in 1998.

PERFORMANCE GRAPH

     The following chart shows a comparison of five-year cumulative total stockholder return among Genentech, the Standard & Poors Healthcare (Drug) 500 Index, and the Standard & Poors 500 Index:(1)

                                                                                                            HLTH CARE (DRUGS-
                                                      GENENTECH INC               S&P 500 INDEX                MJR PH)-500
                                                      -------------               -------------             -----------------
'Dec93'                                                     100                         100                         100
'Dec94'                                                   90.35                      101.32                      116.42
'Dec95'                                                  104.95                       139.4                      199.63
'Dec96'                                                  106.19                       171.4                      248.97
'Dec97'                                                  120.05                      228.59                      396.53
'Dec98'                                                   157.8                      293.91                      601.58

(1) The total return on investment (change in year end stock price plus reinvested dividends) assumes $100 invested on December 31, 1993, in Genentech, the Standard & Poors Healthcare (Drug) 500 Index (comprised of Eli Lilly & Company, Merck and Company, Inc., Pfizer Inc., the Schering-Plough Corporation and Pharmacia & Upjohn, Inc.), and the Standard & Poors 500 Index.

        PROPOSAL 3 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as Genentech's independent auditors for the year ending December 31, 1999, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Genentech's financial statements since its inception in 1976. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as Genentech's independent auditors is not required by the Bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Ernst & Young LLP as independent auditors, the Board of Directors will consider whether to retain that firm for the year ending December 31, 1999.

     The affirmative vote of the holders of a majority of the Special Common Stock and Common Stock represented at the Annual Meeting, voting together as a single class, is required for approval of this proposal, provided that a quorum is present.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF SUCH RATIFICATION

                                 OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named on the Proxy Card will vote on such matters in accordance with their best judgment.

                                     PROXY

                                GENENTECH, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 13, 1999

     The undersigned hereby appoints Stephen G. Juelsgaard and Arthur D. Levinson and each of them (to act by unanimous decision if each of them shall act), as attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote all of the shares of Callable Putable Common Stock of Genentech, Inc. ("Genentech") that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Genentech to be held at the Westin Hotel, 1 Old Bayshore Highway, Millbrae, California on Tuesday, April 13, 1999, commencing at 10:00 a.m., local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

     YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.


SEE REVERSE      PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND      SEE REVERSE
   SIDE             RETURN IT IN THE ACCOMPANYING ENVELOPE.            SIDE

-----------------                                                       ----------------
VOTE BY TELEPHONE                                                       VOTE BY INTERNET
-----------------                                                       ----------------

Its fast and convenient!                                                It's fast and convenient!
Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE

(Telephone voting is available only in the United States and Canada)

Follow these four easy steps:                                           Follow these four steps:

1. Read the accompanying Proxy Statement                                1. Read the accompanying Proxy Statement
   and Proxy Card.                                                         and Proxy Card.

2. Call the toll-free number                                            2. Go to the Website
   1-877-PRX-VOTE (1-877-779-8683)                                         http:/www.eproxyvote.com/gne

3. Enter your 11-digit Control Number indicated                         3. Enter your 11-digit Control Number indicated
   on your Proxy Card above your name.                                     on your Proxy Card above your name.

4. Follow the recorded instructions.                                     4. Follow the instructions provided.

Your vote is important!                                                 Your vote is important!
Call 1-877-PRX-VOTE anytime!                                            Go to http:/www.eproxyvote.com/gne anytime!

         You do not need to return your Proxy Card if you are voting by
                             Telephone or Internet

    Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail. Please note that all votes cast via telephone or the Internet must be cast prior to 3:00 p.m., eastern time, on April 12, 1999. If you wish to change or revoke your vote you may re-vote via telephone or the Internet, or return your properly completed proxy card; your latest vote received prior to the applicable deadline will override each of your previous votes. If you wish to change your address, please mark the box below and return your proxy card by mail.

    Please mark
/X/ votes as in
    this example.

THE BOARD OF DIRECTORS OF GENENTECH, INC. RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW. A VOTE FOR PROPOSAL 2 AND A VOTE FOR PROPOSAL 3.

1. To elect three directors to hold office until the 2002 Annual                                          FOR    AGAINST  ABSTAIN
   Meeting of Stockholders                                            2. To approve the amendment to
   Nominees: (01) J. Richard Munro, (02) C. Thomas Smith, Jr.            Genentech's 1991 Employee Stock   / /     / /     / /
              and (03) David S. Tappan, Jr.                              Plan.

        FOR               WITHHELD                                    3. To ratify the selection of
        ALL     / /   / / FROM ALL                                       Ernst & Young LLP as
        NOMINEES          NOMINEES                                       independent public accountants  / /     / /     / /
                                                                         of Genentech for the year
/ / _______________________________________                              ending December 31, 1999.
    For all nominees except as noted above
                                                                      4. By my signature below, I confer to the named proxies
                                                                         discretionary authority on any other business that
                                                                         may properly come before the meeting or any continuations
                                                                         and adjournments thereof.

                                                                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     / /

                                                                         MARK HERE IF YOU PLAN TO ATTEND THE MEETING     / /

                                                                         Please sign exactly as name appears on this card. When
                                                                         signing as attorney, executor, administrator, trustee
                                                                         or guardian, please give full title, if more than one
                                                                         trustee, all should sign. All joint owners must sign.

Signature ____________________________________  Date ______________________

Signature ____________________________________  Date ______________________